UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 22, 2006
SCM Microsystems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

466 Kato Terrace, Fremont, California		94539

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 510-360-2300
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Amendment No. 1
This amendment on Form 8-K/A (“Amendment No. 1”) amends and supplements the Current Report on Form 8-K filed by SCM Microsystems, Inc., a Delaware corporation (the “Company”), under Items 1.01, 2.01 and 9.01 on May 26, 2006 (the “Initial Form 8-K”). Amendment No. 1 is being filed to amend and supplement Section 2.01 and to include the pro forma financial information required under Item 9.01, that, as permitted pursuant to Item 9.01 of Form 8-K, was previously excluded from the Initial Form 8-K to be filed by amendment to the Initial Form 8-K no later than 71 days after the date the Initial Form 8-K was required to be filed.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     On May 22, 2006, SCM Microsystems, Inc. (“SCM” or “the Company”) completed the sale of our Digital TV solutions business to Kudelski S.A. (“Kudelski”) for total consideration of $11 million in cash. The transaction was initially announced on April 6, 2006. The consideration includes up to $2 million payable subject to the successful completion of certain product development milestones that are expected to be completed by Kudelski subsequent to the close of the transaction; however, no assurance can be given that these milestones will be achieved.
     Under the terms of the transaction, we sold to Kudelski substantially all of the assets that relate to our Digital TV solutions business, including our office building in France, certain inventory, contracts, trademarks and intellectual property. In addition, approximately 40 SCM employees in Europe and Asia have joined Kudelski.
     On May 23, 2006, the Company issued a press release announcing the closing of the sale of our Digital TV solutions business to Kudelski.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired.
     Not applicable.
(b) Unaudited Pro Forma Financial Information.
The unaudited pro forma financial information with respect to the transaction described in Item 2.01 is attached hereto as Exhibit 99.2 and incorporated herein by reference.
(c) Exhibits.

99.1*	SCM Microsystems’ Press Release dated May 23, 2006 announcing completion of the sale of the Company’s Digital TV solutions business to Kudelski S.A.

99.2	Unaudited Pro Forma Financial Information

*	Previously filed

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCM Microsystems, Inc.

By:	/s/ Stephan Rohaly

Stephan Rohaly
Chief Financial Officer and Secretary
Date: August 4, 2006

Exhibit Index

Exhibit	Description
99.2	Unaudited Pro Forma Financial Information